                                                                  EXHIBIT 10.93


                          DEDICATED SERVICE AGREEMENT

         This Dedicated Service Agreement (this "Agreement") is made and entered into as of April 22, 2002 between GOODY'S FAMILY CLOTHING, INC. and GOODY'S MS, L.P. (collectively, "Goody's") and LANDAIR TRANSPORT, INC. ("Landair"):

                              W I T N E S S E T H:

         WHEREAS, Goody's, in connection with the operation of its business, has certain distribution needs and requirements for dedicated motor carriage transportation and related services and desires to utilize Landair on a non-exclusive basis to perform such services; and

         WHEREAS, Landair, as an independent contractor, desires to furnish distribution services, including dedicated motor carrier services to Goody's for the transportation of general commodities and represents that it is a duly qualified contract motor carrier; and

         WHEREAS, Landair desires and agrees to provide the transportation and related services required by Goody's;

         NOW, THEREFORE, in consideration of the premises and the mutual agreement herein contained, the parties hereto agree as follows:

         1. SERVICES: Goody's agrees to tender to Landair property for transportation by Landair in interstate and/or intrastate commerce within the areas of the United States indicated on Schedule 1. Under this Agreement, Landair will dedicate equipment and services as indicated by the attached Schedules, Exhibits and Addenda, each of which is incorporated by reference herein and made a part of this Agreement. The terms of this Agreement shall apply to all shipments tendered by Goody's and transported by Landair. Every shipment tendered hereunder shall be deemed to be part of a continuous series of shipments tendered to Landair as a motor contract carrier during the term of this Agreement and shall be subject only to the terms of this Agreement and to provisions of all laws.

         2. TERM: This Agreement shall remain in effect for an initial term commencing on April 22, 2002, and ending on June 30, 2004 (the "Initial Term"). Thereafter this Agreement shall automatically extend for 2 additional 1-year terms on the same terms and conditions, excepting the rates, charges and provisions of Schedule 3; provided, however, either party may cause this Agreement to cease any such automatic extension(s) by giving prior written notice to the other at least 120 days before the end of the Initial Term, or subsequent extended 1-year term, as applicable. In the event Goody's elects to terminate this Agreement at the conclusion of the Initial Term or thereafter, Goody's understands and agrees that the provisions in the last paragraph of
Section 3 hereof shall apply. Nothing in this Section 2 shall be construed as limiting, abridging or superseding any right of cancellation or termination of this Agreement as may be provided for elsewhere in this Agreement.

         3. DEDICATED SERVICES AND EQUIPMENT: Goody's understands that based upon its identified needs for the services provided under the terms of this Agreement, Landair will procure and identify equipment, drivers and other resources that are required to meet the service requirements under this Agreement. Landair and Goody's agree that the services provided in


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accordance with this Agreement are designed to meet the distinct needs of
Goody's and some of these distinct needs include, but are not limited to, the following:

                  (a) Rates, charges and rules negotiated between parties and reduced to written form in the Exhibits, Addenda and Schedules attached hereto and made a part hereof, which can be changed only by mutual written consent of the parties;

                  (b) Landair shall provide Goody's with written notice of any adjustments to the rates listed in Schedule 3 at least 145 days prior to the expiration date of the Initial Term, or extended term, if applicable; and

                  (c) The services provided in accordance with this Agreement by Landair will be performed through the use of dedicated equipment.

         In exchange for the provision by Landair of the dedicated handling equipment set forth on Schedule 2 (the "Dedicated Handling Equipment"), Goody's agrees that in the event Goody's, upon written notice of non-renewal as provided in Section 2, terminates this Agreement at the end of the Initial Term, then Goody's shall, or shall cause its designated vendor to purchase from Landair all of such Dedicated Handling Equipment for $89,723. Further, Goody's agrees that in the event Goody's, upon written notice of non-renewal as provided in Section 2, terminates this Agreement on or before June 30, 2005, then Goody's or its designated vendor shall purchase from Landair all of such Dedicated Handling Equipment for $44,862. In the event such termination by Goody's is due to Landair's breach of this Agreement, or occurs after June 30, 2005, Goody's shall not have any obligation to purchase the Dedicated Handling Equipment. In the event of the purchase of such Dedicated Handling Equipment, Landair shall, in exchange for Goody's payment, deliver the Dedicated Handling Equipment to Goody's with (i) an itemized invoice listing the Dedicated Handling Equipment; (ii) an unconditional bill of sale listing the Dedicated Handling Equipment and representing that it is free and clear of all liens and encumbrances and that all taxes are paid; and (iii) a written certificate acknowledging that the Dedicated Handling Equipment is in useable condition, normal wear and tear excepted, and assigning all warranties to such Dedicated Handling Equipment.

         4. PAYMENT: As full compensation for the services provided by Landair pursuant to the terms and conditions of this Agreement, Goody's shall pay Landair in accordance with the rates, charges and provisions appearing in
Schedule 3 attached hereto. Rates and charges set forth on Schedule 3 will apply on prepaid shipments. Any and all provisions, rates, rules, charges and other terms and conditions of said Schedule 3 are to be considered by the parties as part of this Agreement as of the effective date of this Agreement, and all subsequent modifications, changes and alterations of such Schedule 3, as may be negotiated between Goody's and Landair and mutually agreed to by them must be in writing and shall thereafter become a part of this Agreement. Landair agrees to invoice Goody's on a weekly basis (with weekly adjustment invoices, if any, showing diesel fuel rates per the Gulf Coast Region Index and the mileage for the previous week with documented freight bills in substantially the form attached hereto as Exhibit A) and Goody's agrees to issue payment for the services provided under the terms of this Agreement within 15 days from receipt of Landair's correct invoice.

         5. INDEPENDENT CONTRACTOR: Landair shall perform the services hereunder as an independent contractor and shall have exclusive control and direction of the persons operating


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the equipment or otherwise engaged in such transportation services. Landair assumes full responsibility for the acts and omissions of such persons and, when applicable, shall have exclusive liability for the payment of local, state and federal payroll taxes or contributions or taxes for unemployment insurance, workers' compensation, old age pensions or other social security and related protection with respect to the persons engaged in the performance of such transportation services and agrees to comply with all applicable rules and regulations pertaining thereto. Landair, in the performance of its duties and responsibilities under this Agreement, shall employ in the operation of the equipment only competent, able and legally licensed personnel, with the costs and expenses associated with the employment of such persons being the cost and expense of the Landair; such personnel shall maintain a proper appearance and uniform.

         6. OPERATING EXPENSE AND EQUIPMENT DAMAGE: Landair shall bear the costs and expenses of the furnishing of all fuel, fuel taxes and surcharges, oil, tires and other parts, supplies and equipment necessary or required for the safe operation and maintenance of the equipment, except as otherwise provided herein. Landair shall bear all expenses, including the expense of road service and repair, in connection with the use and operation of the equipment (including, without limitation, insurance premiums and highway/road use taxes) and shall bear the cost and expense of maintaining the equipment in good repair, and mechanical condition, except as otherwise provided herein. Goody's agrees to reimburse Landair for the cost of any repairs resulting from damage caused by equipment used when loading and/or unloading, provided that Goody's or its consignee is proven to be responsible for said damage and is immediately notified of the damage. Landair agrees to reimburse Goody's for the cost of any repairs resulting from damage caused by equipment when loading/unloading/delivering, provided that Landair or its affiliates is proven to be responsible for said damage and is immediately notified of the damage. Payments by Goody's to Landair or Landair to Goody's (as applicable) pursuant to the provisions of this Section 6 shall be made within 60 days following receipt of the other party's invoice and supporting documentation of the claim.

         7. PERFORMANCE: Landair shall transport and carry said goods without delay caused by anything within Landair's control and to expedite shipments when necessary under the direction of Goody's in accordance with Exhibits B and C and Addendum A. Landair shall strictly adhere to Goody's delivery schedule and shall have replacement drivers available (if necessary) within 4 hours of any problem with Landair's designated driver. Transportation of property pursuant to the terms and conditions of this Agreement and Exhibits B and C and Addendum A hereto, shall include a written receipt, in the form of a delivery receipt as set forth in Exhibit D hereto, or such other form as agreed to and signed by the parties, showing the kind and quantity of commodities received and delivered by Landair. Such receipts shall be evidence of receipt of such commodities by Landair in good order and condition based on Goody's' load and count. Landair shall maintain an on-time service rating of 96% as measured on a calendar quarter basis (the "On-Time Service Rating"). The terms and conditions outlined in this Agreement shall take precedence over all other terms and conditions including those provisions noted on the bill of lading, either written or inferred. Landair has no right or claim to Goody's shipments and Landair shall not file a lien on or against any of Goody's shipments.

         8. LICENSES AND PERMITS: Landair shall procure and, during the term of this Agreement, maintain at its expense, all licenses, certificates and permits required by any local, state or federal government agency for such contract transportation services and will comply with all laws and regulations applicable thereto. Landair shall notify Goody's in writing immediately in the event of any suspension, cancellation, termination, withdrawal, modification


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or transfer of the motor contract carrier permit. Landair represents and warrants that it has all the permits and licenses necessary to perform the services described in this Agreement and that there are no outstanding liens, claims or penalties relative to such permits or licenses.

         9. INSURANCE: Landair, at its expense, shall maintain in force such insurance to cover equipment furnished, or service performed (including, without limitation, the service described in Section 21), as is required by the regulations of all governmental bodies and agencies, but not less than the following minimum limits. Landair further agrees to furnish Goody's certificates showing evidence of such insurance coverage on or before the commencement of the Initial Term and thereafter upon Goody's request. Landair shall immediately provide Goody's with notice of any significant changes in its insurance coverages regarding this Agreement. Such policies shall name Goody's as an additional insured (and as a loss payee regarding the cargo) and shall contain a waiver of subrogation releasing Goody's from any claims. Notwithstanding the provisions of this Section 9 to the contrary, Landair shall list Goody's as an additional insured under its policies of insurance (and as a loss payee regarding the cargo), but not to the extent that it would preclude Landair from asserting its rights against Goody's under its policy of insurance arising from any claims, suits, costs, damages, expenses and liabilities, including without limitation, reasonable attorneys' fees, arising from personal injury, death and property damage resulting from the negligence or acts of Goody's, its agents, servants, employees, invitees or related third parties. Certificates shall be delivered to a person designated by Goody's at the address set forth in Section 16 and shall provide 30 days prior written notice to Goody's before such insurance may be canceled or altered.

         Landair confirms that it has and shall maintain employee theft coverage for up to $250,000 and the cargo liability coverage set forth below.


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
                  COVERAGE                                     MINIMUM LIMITS
                  --------                                     --------------
         Workers' Compensation                                 Statutory
         Employer's Liability                                  $250,000

         Commercial Automobile Liability
         Owned, Non-Owned & Hired Vehicles:
                  Bodily Injury                                $5,000,000 Combined Single Limit
                  Property Damage                              Each Accident

                  Commercial General Liability,
                  including Contractual Coverage
                  for this Agreement (including Section 21)
                  and Contractor's Protective Coverage
                           Bodily Injury                      $5,000,000 Combined Single Limit
                           Property Damage                    Each Accident
                           Cargo Liability                    $1,000,000 Per Vehicle

         Landair shall maintain umbrella excess general liability coverage for losses up to $25,000,000 during the term of this Agreement. Goody's understands and agrees that it will not be named as an additional insured under the excess policy.

         10. MEASURE OF LOSS: The measurement of the loss, damage or injury shall be Goody's' cost plus $0.09 per item ("damages") applicable to the kind and quantity of commodities so lost, damaged or destroyed, including shortages. Landair's liability for loss of product shall be limited to $1,000,000 per trailer and, the liability relating to shortages shall be limited to shortages which are documented and resulting from a broken seal upon delivery inspection (or other violation of Exhibits B or C of this Agreement) by Goody's. Shortages shall be timely reported to the other party as set forth in the Schedules and Exhibits hereto. Landair shall not be responsible for consequential damages resulting from commodity loss. Goody's shall deduct from its damages the reasonable salvage value determined by Goody's (or Goody's underwriter) of any damaged commodity, if applicable. Payments by Landair to Goody's pursuant to the provisions of this Section 10, there being no remaining issue of liability, shall be made within 30 days following receipt by Landair of Goody's' invoice and supporting documentation, including salvage value documentation, if any, for the claim.

         11. CLAIMS PROCESSING: The parties to this Agreement acknowledge the application and controlling status of provisions of Part 1005 of Title 49, Code of Federal Regulations, and 49 U.S.C. Section 11707 (c) with regard to claims and actions for loss or damage to commodities transported pursuant to the terms and conditions of this Agreement, except to the extent modified by this Agreement. All claims for recovery by Goody's and/or consignee as provided herein and as to each shipment, must be filed with Landair at the address listed in Section 16 within 9 months of the date of delivery or tender of delivery of such shipment or if not tendered or delivered must be filed within 9 months of the date when delivery or tender of delivery of such shipment reasonably should have been made.

         12. INDEMNIFICATION: Except to the extent proximately and primarily caused by the acts or omissions of Goody's, Landair shall indemnify and hold harmless Goody's (including its officers, directors, employees and related entities) from and against all loss, damage, fines,


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expense, actions and claims for injury to persons (including injury resulting in death) and damage to property including Goody's' trailers utilized by Landair where such loss, damage or injury is proximately caused by acts or omissions of Landair, its agents or employees, and arising out of or in connection with Landair's discharge of duties and responsibilities as specified in this Agreement. Subject to the terms of Section 10 of this Agreement, Landair shall be liable to Goody's for loss, damage or injury occurring to the commodities while in the possession or under the control of Landair hereunder or resulting from Landair's performance or failure to perform the services provided for in this Agreement.

         13. LEGAL IMPAIRMENT: In the event the Federal Highway Administration, or any other federal agency or department, or any state government, agency or department, shall by regulation, order or statute, directly or indirectly, require or prescribe the establishment of any rules or provisions, inconsistent with terms of this Agreement and which creates a material change in the costs or operations of this Agreement, then, in such event, Landair shall promptly notify in writing Goody's thereof, and Goody's or Landair may, without prejudice to any other right or remedy, terminate this Agreement after giving at least 30 days written notice of such termination.

         14. FORCE MAJEURE: Neither Landair nor Goody's shall be liable one to the other for default in the performance or discharge of any duty or obligation under this Agreement where prevention or delay in performance is caused by an Act of God, public enemy, public authority, or events beyond the reasonable control of Goody's or Landair. The party invoking this force majeure provision is responsible for all fixed costs associated with this Agreement. During force majeure by Landair, Goody's will not be subject to any charges associated with this Agreement and will have the right to use other means and other motor carriers to transport its goods. In the event that both Goody's and Landair are rendered unable to perform under the conditions of force majeure at the same time, all charges, including fixed cost, will be suspended until such time that the force majeure condition is lifted.

         15. DEFAULT: Any failure by either party to perform its respective obligation(s) under this Agreement for more than thirty (30) days (for a non-monetary breach excepting On-Time Service Rating) or ten (10) days (for a monetary breach) after receipt of written notice from the other party (the "non-defaulting party") describing such breach shall constitute a default. In such event, the non-defaulting party shall have the right to terminate this Agreement and to exercise all rights and remedies at law or in equity against the other party.

         If Landair's On-Time Service Rating is less than 90% during any calendar quarter (a "Critical Quarter Rating Problem"), then Landair shall diligently commence to improve the On-Time Service Rating to 96% or higher within thirty (30) days after any such Critical Quarter Rating Problem and if Landair fails to improve the On-Time Service Rating to 96% or higher within such thirty (30) day period, then Goody's shall have the right to terminate this Agreement and to exercise all rights and remedies at law or in equity against Landair.

         If Landair's On-Time Service Rating is 90% or higher and less than 96% during any calendar quarter (a "Material Quarter Rating Problem"), then Landair shall diligently commence to improve the On-Time Service Rating to 96% or higher within sixty (60) days after any such Material Quarter Rating Problem and if Landair fails to so improve the On-Time Service Rating to 96% or higher within such sixty (60) day period, then Goody's shall have the right to


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terminate this Agreement and to exercise all rights and remedies at law or in equity against Landair.

         16. NOTICES: Any notice given by either party to the other under this Agreement shall be considered as having been properly provided upon such notice being presented by a form of receipted delivery, including but not limited to certified mail; Federal Express; or UPS.

    As to Goody's:                                     As to Landair:

    Regis J. Hebbeler - VP and General Counsel         John A. Tweed - President
    Goody's Family Clothing, Inc.                      Landair Transport, Inc.
    400 Goody's Lane                                   P.O. Box 938
    Knoxville, TN  37922                               Greeneville, TN  37744

                                                       Physical Address:
                                                       430 Airport Road
                                                       Greeneville, TN  37745

         With a copy to:

         David Hoadley
         Goody's Family Clothing, Inc.
         400 Goody's Lane
         Knoxville, TN  37922

         With a copy to:

         Mike Bryant
         Goody's Family Clothing, Inc.
         500 Industrial Boulevard
         Russellville, AR 72802

         17. CONFIDENTIALITY PROVISION: Neither party may disclose the terms of this Agreement to a third party (excepting the respective external accountants, auditors and attorneys for each party) without the written consent of the other party except (i) as required by law or regulations; (ii) when disclosure is made to its parent, subsidiary or affiliated companies; or (iii) to facilitate equipment financing or to facilitate the rating and/or auditing of transportation charges by an authorized agent and such agent agrees to keep the terms of this Agreement confidential.

         18.      CONTROLLING LAW: The provisions of 49 U.S.C. Section 11706
(a) and (b) and as may be amended from time to time, shall be a part of this Agreement as if set forth in full herein and shall be applied to this Agreement in the same manner and shall have the same force and effect as if said Section by its terms were applicable to Landair and Goody's. The provisions of this
Section 18 shall survive termination, expiration or cancellation of this Agreement. This Agreement shall be construed in accordance with the laws of the State of Tennessee.

         19. ENTIRE AGREEMENT: This Agreement, including all Schedules and Exhibits to this Agreement as identified herein, constitute the entire agreement of the parties with reference to


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the subject matter hereof, and may not be changed, waived or modified except by written agreement signed by both parties hereto specifically stating that such writing is an amendment to this Agreement.

         20. ASSIGNMENT: There shall be no assignment or transfer, in whole or in part, of any right, duty, responsibility or obligation contained in this Agreement, including the right to receive payments, unless such assignment or transfer is agreed to by both parties in writing, which consent will not be unreasonably withheld.

         21. WAREHOUSE LOGISTICS, LLC. Goody's consents, understands and agrees that Landair will enter into an agreement with Warehouse Logistics, LLC ("Warehouse Logistics"), a Tennessee limited liability corporation co-owned by two principals of Landair's parent company, for the purposes of performing certain deconsolidation services under this Agreement as set forth on Schedule 3 hereto. Notwithstanding the Warehouse Logistics services to be performed in accordance with this Agreement or the agreement between Landair and Warehouse
Logistics: (i) Landair shall remain fully and primarily responsible for the deconsolidation services to be provided under this Agreement to the same extent as if such deconsolidation services were performed by Landair; and (ii) all of Landair's obligations, representations and liabilities to Goody's are direct and unconditional as to all of the deconsolidation services to be performed by Warehouse Logistics under this Agreement.

         22. RIGHT TO AUDIT/INSPECT. As a condition to the agreement between Landair and Warehouse Logistics described in Section 21, Landair represents that Goody's has the right at any time to inspect Warehouse Logistics' warehouse at 310 T. Elmer Cox Drive in Greeneville, Tennessee. Goody's shall likewise have the right upon 5 days notice, to review and/or audit Landair's (including Warehouse Logistics) books and records relative to this Agreement.


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         IN WITNESS WHEREOF, Goody's and Landair have executed this Agreement as of the day and year first above written.


                                                 GOODY'S FAMILY CLOTHING, INC.



                                                 By: /s/ Bob Whaley
                                                 Its:  Senior Vice President


                                                 LANDAIR TRANSPORT, INC.



                                                 By:  /s/ John A. Tweed
                                                 Its:  President


                                                 GOODY'S MS, L.P.
                                                 By:  TREBOR OF TN, INC.,
                                                 Its General Partner



                                                 By:  /s/ Regis J. Hebbeler
                                                 Its:  Vice President



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